Exhibit 99.2

Fidelity Bond

RESOLVED:
That, after considering all relevant factors, the action of the authorized Officers of the Company in obtaining a bond in order to maintain compliance with Rule 17g-1 promulgated under the Investment Company Act of 1940, as amended (“Rule 17g-1”), covering larceny and embezzlement and certain other acts, with a limit liability of $1,000,000, for an aggregate one-year premium not to exceed $15,000, be, and it hereby is, authorized and approved.

RESOLVED:
That pursuant to Rule 17g-1, Dayl Pearson, President and Chief Executive Officer, and Michael I. Wirth, Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary, are each hereby designated as an agent for the Company to make the filings and give the notices required by subparagraph (g) of Rule 17g-1.

RESOLVED:
That the form and amount of such bond, after consideration of all relevant factors including the Company’s assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held, be and they hereby are authorized and approved.